EXHIBIT 4.5.2
[EXECUTION COPY]




U.S. $225,000,000


TERM CREDIT AGREEMENT

Dated as of November 9, 1995


Among



NORTH ATLANTIC ENERGY CORPORATION

as Borrower



THE BANKS NAMED HEREIN

as Banks



THE FIRST NATIONAL BANK OF CHICAGO
BARCLAYS BANK PLC
THE FIRST NATIONAL BANK OF BOSTON
UNION BANK

as Arrangers



THE FIRST NATIONAL BANK OF CHICAGO

as Administrative Agent


TERM CREDIT AGREEMENT


Dated as of November 9, 1995



THIS TERM CREDIT AGREEMENT (the "Agreement") is made by and among:

     (i) NORTH ATLANTIC ENERGY CORPORATION, a corporation duly organized and validly existing under the laws of the State of New Hampshire (the "Borrower");

     (ii) The financial institutions (the "Banks") listed on the signature pages hereof and the other Lenders (as hereinafter defined) from time to time party hereto;

     (iii) THE FIRST NATIONAL BANK OF CHICAGO ("First Chicago"), BARCLAYS BANK PLC ("Barclays"), THE FIRST NATIONAL BANK OF BOSTON ("Bank of Boston") and UNION BANK ("Union"), as the Arrangers hereof; and

     (iv) First Chicago as administrative agent (the "Administrative Agent") for the Lenders hereunder.


PRELIMINARY STATEMENT


     The Borrower wishes to redeem its outstanding 15.23% Notes Due July, 2000 (the Existing Notes). Subject to the conditions and upon the terms of this Agreement and the Notes referred to herein, the Borrower wishes to borrow, and the Banks have agreed, severally and not jointly, to lend, an aggregate amount of up to $225,000,000 to finance all or a portion of the redemption price of the Existing Notes.

     Based upon the foregoing and subject to the conditions and upon the terms set forth in this Agreement, the parties agree as follows:


ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable to the singular and plural forms of the terms defined):

     "Adjusted Net Income" of the Borrower, for any period, means the Borrower's net income for such period, determined in accordance with general-ly accepted accounting principles on a basis consistent with the standards referred to in Section 1.03 hereof, and:

     (i) increased by the amount of current and deferred federal and state income taxes for such period (calculated on a basis consistent with footnote 5 to the Borrower's financial statements included in its 1994 Annual Report);

     (ii) decreased by the amount of Income Taxes-credit (as included under "Other Income") for such period; and

     (iii)     increased by the Borrower's Interest Expense for such period.

     "Advance" means an Advance by a Lender to the Borrower pursuant to
Section 3.01 hereof, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance). The Type of an Advance may change from time to time as and when such Advance is Converted. For purposes of this Agreement, all Advances of a Lender (or portions thereof) made of, or Converted into, the same Type and Interest Period on the same day shall be deemed to be a single Advance by such Lender until repaid or next Converted.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

     "Alternate Base Rate" means, for any Interest Period or any other period, a fluctuating interest rate per annum equal at all times to the highest from time to time of:

     (a) the rate of interest announced publicly by First Chicago, Chicago, Illinois, from time to time, as First Chicago's corporate base rate; and

     (b) 1/2 of one percent per annum above the Federal Funds Rate from time to time.

Each change in the Alternate Base Rate shall take effect concurrently with any change in such base rate or Federal Funds Rate.

     "Applicable Lending Office" means, with respect to each Lender, (1)(A) such Lender's "Domestic Lending Office" in the case of a Base Rate Advance, and (B) such Lender's "Eurodollar Lending Office" in the case of a Eurodollar Rate Advance, in each case as specified opposite such Lender's name on
Schedule I hereto or in the Lender Assignment pursuant to which it became a Lender, or (ii) such other office or affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     "Applicable Margin" means, on any date for any Eurodollar Rate Advance, the applicable percentage per annum set forth below, based on the then Applicable Rating Level.

     Level 1   Level 2   Level 3   Level 4
     0.80%     1.00%     1.375%    1.75%

     Any change in the Applicable Margin caused by a change in the Applicable Rating Level shall take effect immediately upon such change in the Applicable Rating Level.

     "Applicable Rate" means:

     (i) in the case of each Base Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time; and

     (ii) in the case of each Eurodollar Rate Advance comprising part of the same Borrowing, a rate per annum during each Interest Period equal at all times to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time during such Interest Period.

     "Applicable Rating Level" on any date for any Eurodollar Rate Advance, shall be determined in accordance with the following table on the basis of the ratings of Moody's and S&P, respectively, then applicable to the First Mortgage Bonds of PSNH:

     Level 1        Level 2   Level 3   Level 4
     Baa3 and BBB-  Ba1/BB+   Ba2/BB    Below Ba2 or
     or higher                          Below BB

In the event of a "split" rating, the Applicable Rating Level shall be determined on the basis of the lower of the two ratings (and, if applicable, the higher Applicable Rating Level and Applicable Margin). The Applicable Rating Level shall be redetermined as and when any change in the ratings used in the determination thereof shall be announced by either Moody's or S&P.

     "Authorized Replacement First Mortgage Bonds" shall have the meaning assigned to that term in Section 7.02(c).

     "Base Rate Advance" means an Advance in respect of which the Borrower has selected in accordance with Article III hereof, or this Agreement otherwise provides for, interest to be computed on the basis of the Alternate Base Rate.

     "Borrowing" means a borrowing consisting of Advances of the same Type and Interest Period made on the same day by the Lenders, ratably in accor-dance with their respective Commitments. For purposes of this Agreement: (i) each Borrowing shall be deemed to be of the same "Type" as the Advances comprising such Borrowing, and (ii) all Advances made of, or Converted into, the same Type and Interest Period on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

     "Business Day" means a day of the year on which banks are not required or authorized to close in New York City, or Chicago, Illinois and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

     "Closing Date" means the day upon which each of the conditions precedent enumerated in Section 5.01 hereof shall be fulfilled to the satisfaction of the Lenders, the Administrative Agent and the Borrower. All transactions contemplated to occur on the Closing Date shall take place on or prior to December 31, 1995, at the offices of King & Spalding, 120 West 45th Street, New York, New York 10036, at 10:00 A.M. (New York City time), or such other place and time as the parties hereto may mutually agree.

     "Commitment" means, for each Lender, the amount set forth opposite such Lender's name on Schedule IV hereto, or, if such Lender has entered into one or more Lender Assignments, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(c), in each such case as such amount may be reduced from time to time pursuant to Section
2.03 hereof. "Commitments" shall refer to the aggregate of the Lenders' Commitments hereunder.

     "Common Equity" means, as of any day, the aggregate of all amounts that would, in accordance with generally accepted accounting principles applied on a basis consistent with the standards referred to in Section 1.03 hereof, appear on the balance sheet of the Borrower as of such day as the sum of (i) the aggregate of the par value of, or stated capital represented by, the outstanding shares of common stock of the Borrower and the surplus, paid-in, earned and other, if any, of the Borrower.

     "Common Equity Ratio" means, as of any day, the ratio of (i) Common Equity as of such day to (ii) Total Capitalization as of such day.

     "Confidential Information" has the meaning assigned to that term in
Section 10.08.

     "Conversion", "Convert" or "Converted" each refers to a conversion of Advances pursuant to Section 3.02, including, but not limited to any selec-tion of a longer or shorter Interest Period to be applicable to such Advances or any conversion of an Advance as described in Section 3.02(c).

     "Debt" means, for any Person, without duplication (including, for example, Debt evidenced by notes or securities that are supported by letters of credit and reimbursement obligations in respect of such letters of credit), (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (v) obligations (contingent or otherwise) of such Person under reimbursement or similar agreements with respect to the issuance of letters of credit, (vi) net obligations (contingent or otherwise) of such Person under interest rate swap, "cap", "collar" or other hedging agreements, (vii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi), above, and (viii) liabili-ties in respect of unfunded vested benefits under ERISA Plans.

     "Disclosure Documents" means the Information Memorandum, the Borrower's 1994 Annual Report, the Borrower's Annual Report on Form 10-K for the year ended December 31, 1994, the Borrower's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995, any Current Report on Form 8-K of the Borrower filed by the Borrower with the Securities and Exchange Commission after June 30, 1995 and furnished to the Banks prior to the execution and delivery of this Agreement, and the Disclosure Letter.

     "Disclosure Letter" means that certain Memorandum, dated November 7, 1995, prepared by Robert A. Bersak, Assistant Secretary and Assistant General Counsel of PSNH and transmitted to the Arrangers and the Banks by letter, dated November 7, 1995, from David McHale, Assistant Treasurer, of NUSCO.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a "commonly controlled entity" of the Borrower within the meaning of the regulations under Section 414 of the Internal Revenue Code of 1986, as amended from time to time.

     "ERISA Multiemployer Plan" means a "multiemployer plan" subject to Title IV of ERISA.

     "ERISA Plan" means an employee benefit plan (other than an ERISA Multiemployer Plan) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

     "ERISA Plan Termination Event" means (i) a Reportable Event described in
Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations) with respect to an ERISA Plan or an ERISA Multiemployer Plan, or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan or an ERISA Multiemployer Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or an ERISA Multiemployer Plan or the treatment of an ERISA Plan or an ERISA Multiemployer Plan under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan or an ERISA Multiemployer Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or ERISA Multiemployer Plan.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Eurodollar Rate" means, for each Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest 1/100 of 1% per annum) of the rate per annum at which deposits in U.S. Dollars are offered by the principal office of each of the Reference Banks in London, England in the amount of such Reference Bank's Eurodollar Rate Advance to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of the applicable rates (averaged as set forth above) furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Sections 3.05(d) and 4.03(g).

     "Eurodollar Rate Advance" means an Advance in respect of which the Borrower has selected in accordance with Article III hereof, and this Agreement provides for, interest to be computed on the basis of the Eurodol-lar Rate.

     "Eurodollar Reserve Percentage" of any Lender for each Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergen-cy, supplemental or other marginal reserve requirement, without benefit of or credit for proration, exemptions or offsets) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

     "Event of Default" has the meaning specified in Section 8.01.

     "Existing Notes" has the meaning assigned to that term in the Prelimi-nary Statement.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day the average of the quotations for such day on such transactions received by the Administra-tive Agent from three Federal funds brokers of recognized standing selected by it.

     "First Mortgage Bonds" means first mortgage bonds of the Borrower issued or to be issued pursuant to that certain First Mortgage Indenture and Deed of Trust, dated as of June 1, 1992, between the Borrower and United States Trust Company of New York, as trustee (together with any successor, the "First Mortgage Trustee"), as the same may be amended, modified and supplemented from time to time (the "First Mortgage Indenture").

     "Funding Date" means the date for the initial borrowing of the Advances and the payment of the redemption price of the Existing Notes, as notified by the Borrower to the Administrative Agent at least five Business Days prior to such date in accordance with Sections 3.01 and 5.02; provided, however, that the Funding Date shall in any event occur: (i) on or after the Closing Date, (ii) not later than 35 days following the Closing Date and (iii) not later than December 31, 1995.

     "Governmental Approval" means any authorization, consent, approval, license, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body, including any renewal thereof. For purposes of this Agreement, Chapter 362-C of the Revised Statutes Annotated of New Hampshire, in effect on the date hereof, shall be deemed to be a Governmental Approval.

     "Hazardous Substance" means any waste, substance or material identified as hazardous or toxic by any office, agency, department, commission, board, bureau or instrumentality of the United States of America or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

     "Indemnified Person" has the meaning assigned to that term in Section 10.04(b) hereof.

     "Information Memorandum" means the Confidential Information Memorandum, dated August 28, 1995, regarding the Borrower, as distributed to the Adminis-trative Agent, the Arrangers and the Lenders.

     "Interest Coverage Ratio" means, for any period, the ratio of (i) Adjusted Net Income for such period to (ii) Interest Expense for such period.

     "Interest Expense" means, for any period, the aggregate interest expense of the Borrower for such period, determined in accordance with generally accepted accounting principles on a basis consistent with the standards referred to in Section 1.03 hereof.

     "Interest Period" has the meaning assigned to that term in Section 3.05(a) hereof.

     "Joint Ownership Agreement" means the Agreement for Joint Ownership, Construction and Operation of New Hampshire Nuclear Units, among PSNH and the other parties named therein, dated as of May 1, 1973, as amended from time to time.

     "Lender Assignment" means an assignment and agreement entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substan-tially the form of Exhibit 10.07 hereto.

     "Lenders" means the financial institutions listed on the signature pages hereof, and each assignee that shall become a party hereto pursuant to
Section 10.07(a).

     "Lien" has the meaning assigned to that term in Section 7.02(a) hereof.

     "Loan Documents" means this Agreement and the Notes.

     "Majority Lenders" means on any date of determination, Lenders who, collectively, on such date (i) hold at least 66-2/3% of the then aggregate unpaid principal amount of the Advances owing to the Lenders or (ii) if no Advances are then outstanding, represent at least 66-2/3% of the Commitments. Determination of those Lenders satisfying the criteria specified above for action by the Majority Lenders shall be made by the Administrative Agent and shall be conclusive and binding on all parties absent manifest error.

     "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

     "1994 Annual Report" means the 1994 Annual Report of the Borrower included in the Borrower's Annual Report on Form 10-K for the year ended December 31, 1994.

     "Note" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit 1.01A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

     "NU" means Northeast Utilities, an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts.

     "NUSCO" means Northeast Utilities Service Company, a Connecticut corporation and a wholly-owned subsidiary of NU.

     "PBGC" means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

     "Permitted Investments" means each and any of the following; provided that no such Permitted Investment shall have a final maturity not later than 12 months from the date of investment therein.

     (i) direct obligations of the United States of America, or obligations guaranteed as to principal and interest by the United States of America;

     (ii) certificates of deposit, eurodollar certificates of deposit or bankers' acceptances issued, or time deposits held, or investment contracts guaranteed, by (A) any Bank; or (B) any other commercial bank, trust company, savings and loan association or savings bank organized under the laws of the United States of America, or any State thereof, or of any other country which is a member of the Organization for Economic Cooperation and Development (or a political subdivision of any such country) having outstanding unsecured indebtedness that is rated (on the date of acquisition thereof) AA- or better by S&P or Aa3 or better by Moody's (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating unsecured bank indebted-
ness);

     (iii) obligations with any Arranger or any other bank or trust company described in clause (ii), above, in respect of the repurchase of obligations of the type described in clause (i), above, provided that such repurchase obligations shall be fully secured by obligations of the type described in said clause (i) and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, such Arranger or such other bank or trust company;

     (iv) commercial paper rated (on the date of acquisition thereof) A-1 or P-1 or better by S&P or Moody's, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper).

     (v) deposits with or loans to the NU System Money Pool on the terms and conditions from time to time applicable to other participants therein, but in no event on terms less favorable to the Borrower than are applicable to such other participants.

     (vi) investments in securities of industrial and other nonutility local enterprises described in Rule 40(a)(5) under PUHCA; provided, however, that the total amount invested shall not exceed (i) $1,000,000 in any calendar year and (ii) $5,000,000 at any one time outstanding.

     "Permitted Liens" has the meaning ascribed to that term in Section
7.02(a).

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, estate, unincorporated associa-tion, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Pre-Funding Exposure Fee" has the meaning assigned that term in Section 2.02(b).

     "PSNH" means Public Service Company of New Hampshire, a corporation organized under the laws of the State of New Hampshire.

     "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

     "Rate Agreement" means the Agreement dated as of November 22, 1989, as amended by the First Amendatory Agreement dated as of December 5, 1989, the Second Amendatory Agreement dated as of December 12, 1989, the Third Amend-ment to Rate Agreement dated as of December 28, 1993, the Fourth Amendment to Rate Agreement dated as of September 21, 1994 and the Fifth Amendment to Rate Agreement dated as of September 9, 1994, among NUSCO, the Governor and Attorney General of the State of New Hampshire and adopted by PSNH as of July 10, 1990 (but excluding the Unit Contract appended as Exhibit A thereto).

     "Recipient" has the meaning assigned to that term in Section 10.08 hereof.

     "Reference Banks" means, initially, First Chicago, Barclays, Bank of Boston and Union, and shall include any other or different Lender(s) as may from time to time agree to act as Reference Banks hereunder with the consent of the Borrower.

     "Register" has the meaning specified in Section 10.07(c).

     "S&P" means Standard & Poor's Rating Group or any successor thereto.

     "Seabrook" means the nuclear-fueled, steam-electric generating plant at a site located in Seabrook, New Hampshire, and all real property interests, fixtures, and other assets related thereto.

     "Seabrook Interests" means all of the Borrower's right, title and interest in and to Seabrook, presently constituting 35.98201% of Seabrook.

     "Significant Contracts" means the Unit Contract and the Tax Allocation Agreement.

     "Tax Allocation Agreement" means the Tax Allocation Agreement dated as of January 1, 1990 among NU and the members of the consolidated group of which NU is the common parent, including the Borrower, as amended and as the same may be further amended, modified or supplemented in accordance with the terms hereof and thereof.

     "Termination Date" means the earliest to occur of November 9, 2000,
(ii) December 31, 1995, if the Funding Date shall not have occurred on or prior to such date, (iii) the date of termination in whole of the Commitments pursuant to Section 8.02 or (iv) the date of acceleration of all amounts payable hereunder and under the Notes pursuant to Section 8.02.

     "Total Capitalization" means, as of any day, the aggregate of all amounts that would, in accordance with generally accepted accounting princi-ples applied on a basis consistent with the standards referred to in Section
1.03 hereof, appear on the balance sheet of the Borrower as of such day as the sum of (i) the principal amount of all long-term Debt of the Borrower on such day (including the current portion thereof), (ii) the par value of, or stated capital represented by, the outstanding shares of all classes of common and preferred shares of the Borrower on such day and (iii) the surplus of the Borrower, paid-in, earned and other, if any, on such day.

     "Type" has the meaning assigned to such term (i) in the definition of "Advance" when used in such context and (ii) in the definition of "Borrowing" when used in such context.

     "Unit Contract" means the Unit Contract, dated as of June 1, 1992, between the Borrower and PSNH, as the same may from time to time be amended, modified or supplemented in accordance with the terms hereof and thereof.

     "Unmatured Default" means the occurrence and continuance of an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

     SECTION 1.02 Computation of Time Periods. In the computation of periods of time under this Agreement any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In the case of a period of time "from" a specified date "to" or "until" a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

     SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles applied on a basis consistent with the financial statements included in the Borrower's 1994 Annual Report, except for such changes, if any, as are consistent with generally accepted accounting principles and are disclosed to the Lenders. Any such change that would affect the calculation of any figure or ratio contained in any covenant or agreement herein to be performed or observed by the Borrower shall be disregarded for such purpose unless and until the Borrower and the Majority Lenders shall have agreed upon a replacement figure or ratio that, after giving effect to such change, reflects the original intent of the parties. The parties agree to negotiate in good faith to reach any such agreement.

     SECTION 1.04 Computations of Outstandings. Whenever reference is made in this Agreement to the principal amount outstanding on any date under this Agreement, such reference shall refer to the sum of the aggregate principal amount of all Advances outstanding on such date, after giving effect to all Advances to be made on such date and the application of the proceeds thereof.

ARTICLE II

COMMITMENTS

     SECTION 2.01 The Commitments. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower on the Funding Date in an aggregate amount not to exceed such Lender's Commitment. In no event may any Advance repaid or prepaid hereunder be reborrowed.

     SECTION 2.02 Fees. (a) The Borrower agrees to pay to the Administra-tive Agent for the account of the Lenders, on the Closing Date, certain fees as specified in the materials accompanying the distribution of the Informa-tion Memorandum.

     (b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the "Pre-Funding Exposure Fee") on each Lender's Commitment for the period from the Closing Date to the Funding Date (or, if earlier, the Termination Date), such Pre-Funding Exposure Fee to be computed at a rate per annum equal to 0.75% and to be payable on the Funding Date (or, if earlier, the Termination Date).

     (c) The Borrower agrees to pay to the Arrangers and the Administrative Agent, for their respective accounts, such other fees in such amounts and payable at such times, as agreed among them from time to time in writing.

     SECTION 2.03 Termination of the Commitments. (a) The Commitment of each Lender shall automatically terminate upon the first to occur of (i) the making of the Advances and (ii) 5:00 P.M. (New York City time) on December 31, 1995.

ARTICLE III

AMOUNTS AND TERMS OF THE ADVANCES

     SECTION 3.01 Initial Funding. (a) All Borrowings (other than Borrowings resulting solely from Conversions) shall be made simultaneously on the Funding Date and shall consist of Advances of the same Type and Interest Period made on such day by the Lenders ratably according to their respective Commitments. The Borrower may request that more than one Borrowing, but no more than six Borrowings, be made on the Funding Date, within the limits of the Commitments. All such Borrowings shall be made on notice, given not later than 10:00 A.M. (New York City time) three Business Days prior to the date of the proposed Funding Date, by the Borrower to the Administrative Agent, who shall give to each Lender prompt notice thereof on the same day such notice is received. Each such notice of a Borrowing (a "Notice of Borrowing") shall be in substantially the form of Exhibit 3.01A hereto, specifying therein the requested (i) Funding Date, (ii) Type of Advances comprising such Borrowing and (iii) Interest Period for each such Advance. Each requested Borrowing shall be subject to the provisions of Sections 3.03,
4.03 and 5.02 hereof.

     (b) Each Lender shall, before 12:00 noon (New York City time) on the Funding Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's address referred to in Section 10.02, in same day funds, such Lender's ratable portion of each Borrowing to be made on such date. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Section 5.02, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.

     (c) Unless the Administrative Agent shall have received notice from a Lender prior to the Funding Date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of all or any Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on such date in accordance with subsection (b) of this Section 3.01 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any such Lender (a "non-performing Lender") shall not have so made such ratable portion available to the Administrative Agent, the non-performing Lender and the Borrower severally agree to repay (but without duplication) to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

     (d) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance as a part of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender.

     SECTION 3.02 Conversion of Advances. So long as no Event of Default shall have occurred and be continuing, the Borrower may from time to time after the Funding Date elect to Convert any one or more Advances of any Type to one or more Advances of the same or any other Type on the following terms and subject to the following conditions:

     (a) Each such Conversion shall be made as to all Advances comprising a single Borrowing, on notice given not later than 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion by the Borrower to the Administrative Agent, who shall give to each Lender prompt notice thereof. Each such notice of Conversion (a "Notice of Conver-sion") shall be in substantially the form of Exhibit 3.02A hereto, specifying therein the requested (i) date of such Conversion, (ii) Type of, and Interest Period applicable to, the Advances proposed to be Converted, (iii) except in the case of a Conversion described in subsection (c) below, Type of Advances to which such Advances are proposed to be Converted, (iv) except in the case of a Conversion to Base Rate Advances, the initial Interest Period to be applicable to the Advances resulting from such Conversion and (v) aggregate amount of Advances proposed to be Converted. No Conversion may be requested by the Borrower hereunder (and no Notice of Conversion shall be effective) unless made in compliance with Section 3.03 hereof.

     (b) The Borrower may not select an Interest Period of greater than one month (in the case of Conversions to Eurodollar Rate Advances) during the continuance of an Unmatured Default or an Event of Default.

     (c) If no Notice of Conversion in respect of an Advance is received by the Administrative Agent as provided in subsection (a) above with respect to any Eurodollar Rate Advance, the Administrative Agent shall treat such absence of notice as a deemed Notice of Conversion providing for each such Advance to be Converted to a Base Rate Advance on the last day of the Interest Period then in effect for such Advance.

     SECTION 3.03 Other Terms Relating to the Making and Conversion of Advances. (a) Notwithstanding anything in Section 3.01 or 3.02 above to the contrary:

     (i) at no time shall more than six different Borrowings be outstanding hereunder;

     (ii) each Borrowing hereunder which is to be comprised of Base Rate Advances shall be in an aggregate principal amount of no less than $1,000,000;

     (iii) each Borrowing hereunder which is to be comprised of Eurodol-lar Rate Advances shall be in the aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

     (b) Each Notice of Borrowing and Notice of Conversion shall be irrevocable and binding on the Borrower.

     SECTION 3.04 Repayment of Advances. The Borrower shall repay the entire principal amount of all Advances together with all accrued and unpaid interest thereon on the Termination Date.

     SECTION 3.05 Interest. (a) Interest Periods. The period between the date of each Advance and the date of payment in full of such Advance shall be divided into successive periods of months or days ("Interest Periods") for purposes of computing interest applicable thereto. The initial Interest Period for each Advance shall begin on the day such Advance is made, and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period for such Advance. All Advances comprising part of the same Borrowing shall have the same Interest Period, as selected by the Borrower in accordance with this Section 3.05(a). The duration of each Interest Period shall be (i) in the case of any Base Rate Advance, until the earlier of repayment of such Advance in full or the Termination Date, and
(ii) in the case of any Eurodollar Rate Advance, 1, 2, 3, or 6 months, in each case as the Borrower may, upon notice received by the Administrative Agent in accordance with Sections 3.01(a) and 3.02, select; provided, however, that the Borrower may not select any Interest Period which ends after the Termination Date.

     (b) Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the Applicable Rate for such Advance (except as otherwise provided in this subsection (b)), payable as follows:

     (i) Base Rate Advances. If such Advance is a Base Rate Advance, interest thereon shall be payable quarterly in arrears on the last day of November, February, May and August in each year, commencing February, 1996, on the date such Base Rate Advance shall be paid in full and on the Termina-tion Date; provided that during the continuation of any Event of Default, each Base Rate Advance shall bear interest at a rate per annum equal to 2% per annum above the Applicable Rate in effect from time to time for Base Rate Advances.

     (ii) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, interest thereon shall be payable on the last day of each Interest Period thereof and, if any such Interest Period has a duration of more than three months, also on the day of the third month during such Interest Period which corresponds to the first day of such Interest Period (or, if any such month does not have a corresponding day, then on the last day of such month); provided that during the continuation of an Event of Default, each Eurodollar Rate Advance shall bear interest at a rate per annum equal to the greater of
(A) 2% per annum above the Applicable Rate for such Advance and (B) 2% per annum above the Alternate Base Rate.

     (c) Other Amounts. Any other amounts payable hereunder that are not paid when due shall (to the fullest extent permitted by law) bear interest, from the date when due until paid in full, at a rate per annum equal at all times to 2% per annum above the Alternate Base Rate, payable on demand.

     (d) Interest Rate Determinations. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the Applicable Rate deter-mined from time to time by the Administrative Agent for each Advance. Each Reference Bank agrees to furnish to the Administrative Agent timely informa-tion for the purpose of determining the Eurodollar Rate for any Interest Period. If any one Reference Bank shall not furnish such timely information, the Administrative Agent shall determine such interest rate on the basis of the timely information furnished by the remaining Reference Banks.

ARTICLE IV

PAYMENTS

     SECTION 4.01 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents not later than 1:00 P.M. (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at its address referred to in Section 10.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or other amounts payable to the Lenders, to the respective Lenders to whom the same are payable, for the account of their respective Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of a Lender Assignment and recording of the information contained therein in the Register pursuant to Section 10.07, from and after the effective date specified in such Lender Assignment, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Lender Assignment shall make all appropriate adjust-ments in such payments for periods prior to such effective date directly between themselves.

     (b) The Borrower hereby authorizes the Administrative Agent, and each Lender, if and to the extent payment owed to the Administrative Agent, or such Lender, as the case may be, is not made when due hereunder (or, in the case of a Lender, under the Note held by such Lender), to charge from time to time against any or all of the Borrower's accounts with the Administrative Agent, or such Lender, as the case may be, any amount so due.

     (c)  All computations of interest and other amounts pursuant to Section
4.03 shall be made by the Lender claiming such interest or amount, on the basis of a year of 360 days. All other computations of interest and fees hereunder shall be made by the Administrative Agent on the basis of a year of 360 days. In each such case, such computation shall be made for the actual number of days (including the first day, but excluding the last day) occur-ring in the period for which such interest, fees or other amounts are payable. Each such determination by the Administrative Agent or a Lender shall be conclusive and binding for all purposes, absent manifest error.

     (d) Whenever any payment hereunder or under any other Loan Document shall be stated to be due, or the last day of an Interest Period hereunder shall be stated to occur, on a day other than a Business Day, such payment shall be made and the last day of such Interest Period shall occur on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder; provided, however, that if such extension would cause payment of interest on, or principal of, Eurodollar Rate Advances to be made, or the last day of an Interest Period for a Eurodollar Rate Advance to occur, in the next following calendar month, such payment shall be made on the next preceding Business Day and such reduction of time shall in such case be included in the computation of payment of interest hereunder.

     (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Adminis-trative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Adminis-trative Agent, at the Federal Funds Rate.

     SECTION 4.02 Prepayments. (a) Generally. The Borrower shall have no right to prepay any principal amount of any Advances except in accordance with subsections (b) and (c) below.

     (b) Optional. The Borrower may, upon at least three Business Days' notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of Advances comprising part of the same Borrowing, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and all other amounts, if any, payable in connection therewith pursuant to
Section 4.03(d); provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $10,000,000.

     (c) Mandatory. If, without the prior written consent of the Majority Lenders, either of the Unit Contract or the Tax Allocation Agreement is terminated or invalidated or if the terms thereof are amended or modified (except, in the case of the Tax Allocation Agreement, for such amendments and modifications as may be required by applicable law) and the Majority Lenders in their reasonable discretion determine that such amendment or modification is adverse to the interests of the Lenders, the entire aggregate principal amount of all Advances then outstanding, together with all unpaid interest and other accrued and unpaid amounts in respect thereof, shall become immediately due and payable, and the Borrower shall immediately prepay all such Advances, interest, fees and other amounts.

     SECTION 4.03  Yield Protection.

     (a) Change in Circumstances. Notwithstanding any other provision herein, if after the date hereof, the adoption of or any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (i) change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Advance made by such Lender or any fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of such Lender or its Applicable Lending Office by the jurisdiction in which such Lender has its principal office or in which such Applicable Lending Office is located or by any political subdivision or taxing authority therein), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against commitments or assets of, deposits with or for the account of, or credit extended by, such Lender, or (iii) shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Rate Advances made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of agreeing to make, making or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender hereunder or under the Notes (whether of principal, interest or otherwise), then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such addi-tional costs incurred or reduction suffered.

     (b) Capital. If any Lender shall have determined that any change after the date hereof in any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Applicable Lending Office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect (i) of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitment of such Lender hereunder or the Advances made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved, but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), or (ii) of increasing or otherwise determining the amount of capital required or expected to be maintained by such Lender or such Lender's holding company based upon the existence of this Agreement, the Commitment of such Lender hereunder, the Advances made by such Lender pursuant hereto and other similar such commitments, agreements or assets, then from time to time the Borrower shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction or allocable capital cost suffered.

     (c) Eurodollar Reserves. The Borrower shall pay to each Lender upon demand, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower and the Administrative Agent.

     (d) Breakage Indemnity. The Borrower shall indemnify each Lender against any loss, cost or reasonable expense which such Lender may sustain or incur as a consequence of (i) any failure by the Borrower to borrow or Convert any Advance hereunder after irrevocable Notice of Borrowing or Notice of Conversion has been given pursuant to Section 3.01 or 3.02, (ii) any payment, prepayment or Conversion of a Eurodollar Rate Advance required or permitted by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applica-ble thereto, (iii) any default in payment or prepayment of the principal amount of any Advance or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (iv) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Advance or any part thereof as a Eurodollar Rate Advance. Such loss, cost or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (A) its cost of obtaining the funds for the Advance being paid, prepaid, Converted or not borrowed (based on the Eurodollar Rate) for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date of such failure) over (B) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, Converted or not borrowed for such period or Interest Period, as the case may be. For purposes of this subsection (d), it shall be presumed that each Lender shall have funded each such Advance with a fixed-rate instrument bearing the rates and maturities designated in the determination of the Applicable Rate for such Advance.

     (e) Notices. A certificate of each Lender setting forth such Lender's claim for compensation hereunder and the amount necessary to compensate such Lender or its holding company pursuant to subsections (a) through (d) of this
Section 4.03 shall be submitted in writing to the Borrower and the Adminis-trative Agent and shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay each Lender directly the amount shown as due on any such certificate within 10 days after its receipt of the same. The failure of any Lender to provide such notice or to make demand for payment under this Section 4.03 shall not constitute a waiver of such Lender's rights hereunder; provided that such Lender shall not be entitled to demand payment pursuant to subsections (a) through (d) of this Section 4.03 in respect of any loss, cost, expense, reduction or reserve if such demand is made more than three years following such Lender's incurrence or sufferance thereof or more than one year following such Lender's actual knowledge of the event giving rise to such Lender's rights pursuant to such subsections. Each Lender shall use reasonable efforts to ensure the accuracy and validity of any claim made by it hereunder, but the foregoing shall not obligate any Lender to assert any possible invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

     (f) Change in Legality. Notwithstanding any other provision herein, if the adoption of or any change in any law or regulation or in the interpre-tation or administration thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Rate Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Rate Advance, then, by written notice to the Borrower and the Administrative Agent, such Lender may:

     (i) declare that Eurodollar Rate Advances will not thereafter be made by such Lender hereunder, whereupon the right of the Borrower to select Eurodollar Rate Advances for any Borrowing or Conversion shall be forthwith suspended until such Lender shall withdraw such notice as provided hereinbe-low or shall cease to be a Lender hereunder pursuant to Section 10.07(g) hereof; and

     (ii) require that all outstanding Eurodollar Rate Advances made by it be Converted to Base Rate Advances, in which event all such Eurodollar Rate Advances by all Lenders shall be automatically Converted to Base Rate Advances as of the effective date of such notice as provided herein below.

Upon receipt of any such notice, the Administrative Agent shall promptly notify the other Lenders. Promptly upon becoming aware that the circumstanc-es that caused such Lender to deliver such notice no longer exist, such Lender shall deliver notice thereof to the Borrower and the Administrative Agent withdrawing such prior notice (but the failure to do so shall impose no liability upon such Lender). Promptly upon receipt of such withdrawing notice from such Lender (or upon such Lender assigning all of its Commit-ments, Advances, participation and other rights and obligations hereunder in accordance with Section 10.07(g)), the Administrative Agent shall deliver notice thereof to the Borrower and the Lenders and such suspension shall terminate. Prior to any Lender giving notice to the Borrower under this subsection (f), such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such unlawfulness and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. Any notice to the Borrower by any Lender shall be effective as to each Eurodollar Rate Advance on the last day of the Interest Period currently applicable to such Eurodollar Rate Advance; provided that if such notice shall state that the maintenance of such Advance until such last day would be unlawful, such notice shall be effective on the date of receipt by the Borrower and the Administrative Agent.

     (g) Market Rate Disruptions. If (i) less than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for Eurodollar Rate Advances in connection with any proposed Borrowing or Conversion or (ii) if the Majority Lenders shall notify the Administrative Agent that the Eurodollar Rate will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances, the right of the Borrower to select or receive such Eurodollar Rate Advances for any Borrowing or Conversion shall be forthwith suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and until such notification from the Administrative Agent each requested Borrowing or Conversion into Eurodollar Rate Advances hereunder shall be deemed to be a request for Base Rate Advances.

     SECTION 4.04 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any proceeds received by assignments or sales of participations in accordance with Section 10.07 hereof to a Person that is not an Affiliate of the Borrower) on account of the Advances owing to it (other than pursuant to Section 4.03 hereof) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.04 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, if any Lender shall obtain any such excess payment involuntarily, such Lender may, in lieu of purchasing participation from the other Lenders in accordance with this Section 4.04, on the date of receipt of such excess payment, return such excess payment to the Administrative Agent for distribution in accordance with Section 4.01(a).

     SECTION 4.05 Taxes. (a) All payments by the Borrower hereunder and under the other Loan Documents shall be made in accordance with Section 4.01, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Adminis-trative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withhold-ings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.05) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of, or other-wise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

     (c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.05) paid by such Lender or the Adminis-trative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Any Lender's claim for such indemnification shall be set forth in a certificate of such Lender setting forth in reasonable detail the amount necessary to indemnify such Lender pursuant to this subsection (c) and shall be submitted to the Borrower and the Administrative Agent and shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay each Lender directly the amount shown as due on any such certificate within 30 days after its receipt of the same. If any Taxes or Other Taxes for which a Lender or the Administrative Agent has received payments from the Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to such Lender or the Administrative Agent, such Lender or the Administrative Agent, as the case may be, shall promptly forward to the Borrower any such refunded amount. The Borrower's, the Administrative Agent's and each Lender's obligations under this Section 4.05 shall survive the payment in full of the Advances.

     (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in
Section 10.02, the original or a certified copy of a receipt evidencing payment thereof.

     (e) Each Lender shall, on or prior to the date it becomes a Lender hereunder, deliver to the Borrower and the Administrative Agent such certifi-cates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or treasury regulations issued pursuant thereto, including Internal Revenue Service Form 4224 and any other certificate or statement of exemption required by Treasury Regulation
Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that it is
(i) not subject to withholding under the Code or (ii) totally exempt from United States of America tax under a provision of an applicable tax treaty. Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in its Applicable Lending Office and shall deliver to the Borrower and the Administrative Agent together with such notice such certifi-cates, documents or other evidence referred to in the immediately preceding sentence. Each Lender will use good faith efforts to apprise the Borrower as promptly as practicable of any impending change in its tax status that would give rise to an obligation by the Borrower to pay any additional amounts pursuant to this Section 4.05. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States of America withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdic-tion outside the United States of America. Each Lender represents and warrants that each such form supplied by it to the Administrative Agent and the Borrower pursuant to this Section 4.05, and not superseded by another form supplied by it, is or will be, as the case may be, complete and accu-rate.

     (f)  Any Lender claiming any additional amounts payable pursuant to this
Section 4.05 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

ARTICLE V

CONDITIONS PRECEDENT

     SECTION 5.01 Conditions Precedent to the Closing Date. The commit-ments of the Lenders to make Advances under and in accordance with this Agreement shall not become effective until the following conditions precedent shall have been fulfilled:

     (a) The Administrative Agent shall have received the following, each dated the date of delivery thereof (unless otherwise specified below), in form and substance satisfactory to each Lender and (except for the Notes) in sufficient copies for each Lender:

     (i)  Counterparts of this Agreement, duly executed by each party hereto.

     (ii) The Notes to the order of the respective Lenders, duly executed by the Borrower.

     (iii) True and complete photocopies of the Significant Contracts in effect on the Closing Date and all amendments, modifications and supplements thereto, in each case duly executed by the respective parties thereto.

     (iv) A certificate of the Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder and thereunder and (B) that attached thereto are true and correct copies of the Articles of Incorporation of the Borrower, and all amendments thereto, and the By-laws of the Borrower, in each case as in effect on such date and (C) that attached thereto are true and correct copies of the resolutions of the Board of Directors of the Borrower approving this Agree-ment and the Notes and the other documents to be delivered by the Borrower hereunder and thereunder, and of all documents evidencing other necessary corporate action, if any, with respect to the execution, delivery and performance by the Borrower of this Agreement and the Notes.

     (v) A certificate of a duly authorized officer of the Borrower certifying that, except as set forth in the Disclosure Documents, there is no pending or known threatened action or proceeding (including, without limita-tion, any action or proceeding relating to any environmental protection laws or regulations) affecting the Borrower or its properties before any court, governmental agency or arbitrator, which may: (A) purport to affect the legality, validity or enforceability of the Existing Notes, any Loan Document or any Significant Contract or (B) materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole.

     (vi) A certificate of a duly authorized officer of the Borrower stating that (i) the representations and warranties contained in Section 6.01 are correct, in all material respects, on and as of the Closing Date before and after giving effect to the initial Advances and the application of the proceeds thereof, as though made on and as of such date and (ii) no event has occurred and is continuing which constitutes an Event of Default or Unmatured Default, or would result from such initial Advances or the application of the proceeds thereof.

     (vii) A certificate signed by the Treasurer or Assistant Treasurer of the Borrower, certifying as to the absence of any material adverse change in the financial condition, operations, properties or prospects of the Borrower since December 31, 1994, except as disclosed in the Disclosure Documents.

     (viii) Copies, certified by the Borrower, of all Governmental Approv-als listed in Schedule II hereof.

     (ix) Favorable opinions of:

     (A) Rath, Young and Pignatelli, P.A., special New Hampshire counsel to the Borrower, in substantially the form of Exhibit 5.01A hereto;

     (B) Jeffrey C. Miller, Esq., Assistant General Counsel of NUSCO, in substantially the form of Exhibit 5.01B hereto; and

     (C) C.E. Shively, Esq., Senior Counsel of PSNH, in substantially the form of Exhibit 5.01C hereto;

     (x) A certificate of PSNH, signed by a duly authorized officer of PSNH, certifying as to the absence of any material adverse change in the financial condition, operations, properties or prospects of PSNH since December 31, 1994, except as disclosed in the disclosure documents referred to in such certificate.

     (xi) Such other approvals, opinions and documents as any Lender, through the Administrative Agent, may reasonably request as to the legality, validity, binding effect or enforceability of this Agreement and the Notes.

     (b) There shall exist no injunction or temporary restraining order which, in the judgment of the Administrative Agent or the Arrangers would prohibit the making of the Advances or the consummation of the redemption of the Existing Notes; except as set forth in the Disclosure Documents, there shall be no pending or known threatened action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) affecting the Borrower or its properties before any court, governmental agency or arbitrator, which may: (i) purport to affect the legality, validity or enforceability of the Existing Notes, any Loan Document or any Significant Contract or (ii) materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole.

     (c) All other legal and regulatory matters relating to this Agreement, the Notes, the Advances and the redemption of the Existing Notes shall be satisfactory to the Arrangers and the Lenders.

     (d) No Default or Event of Default shall have occurred and be continu-ing.

     (e)  The Borrower shall have paid all fees under or referenced in
Section 2.02 hereof, to the extent then due and payable.

     (f) The Closing Date shall have occurred on or prior to December 31, 1995.

     SECTION 5.02 Conditions Precedent to Funding Date. The obligation of each Lender to make its Advances on the Funding Date is subject to the fulfillment of the conditions precedent that:

     (a)  The Closing Date shall have occurred.

     (b) The Borrower shall have delivered to the Administrative Agent a Notice of Borrowing in respect of the Advances, specifying the Funding Date, at least three Business Days prior to the Funding Date.

     (c) The Funding Date shall occur (i) on or not more than 35 days following the Closing Date and (ii) on or before December 31, 1995.

     (d) The Existing Notes shall have been called for redemption in whole, and upon application of the proceeds of the Advances in accordance with
Section 6.01(l) (together with such other funds of the Borrower as may be required) the redemption price of all of the Existing Notes will be paid, and the Existing Notes shall be redeemed in whole, on the Funding Date.

     (e) All Pre-Funding Exposure Fees shall have been paid in accordance with Section 2.02.

The acceptance by or on behalf of the Borrower of the proceeds of the Advances shall constitute a representation and warranty by the Borrower that the foregoing conditions have been satisfied.

     SECTION 5.03 Reliance on Certificates. The Lenders and the Adminis-trative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Borrower and the other parties to the Significant Contracts as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form accept-able to the Administrative Agent, from an officer of such Person identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

     SECTION 6.01 Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

     (a) The Borrower is a corporation duly organized and validly existing under the laws of the State of New Hampshire. The Borrower is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualifications necessary.

     (b) The execution, delivery and performance by the Borrower of each Loan Document are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Borrower's charter or by-laws or (ii) any law or legal or contractual restriction binding on or affecting the Borrower; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties. Each Significant Contract was duly authorized, executed and delivered by the Borrower and is in full force and effect.

     (c) No Governmental Approval is required for the execution, delivery or performance by the Borrower of the Loan Documents, except for those Governmental Approvals set forth on Schedule II, each of which has been duly obtained or made and is in full force and effect and in respect of which all applicable periods of time for review, rehearing or appeal have expired. No Governmental Approval is required (i) for the performance by the Borrower of the Significant Contracts or (ii) in connection with the nature of the Borrower's business, except in each case for such as have been duly obtained or made and are in full force and effect and in respect of which all applica-ble periods of time for review, rehearing or appeal have expired, or, in the case of Governmental Approvals referred to in clause (ii), such as can reasonably be expected to be obtained in the ordinary course of the Borrower's business without undue burden or expense.

     (d) This Agreement, the Notes and each Significant Contract are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms; subject to the qualifica-tion, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general applica-tion affecting rights and remedies of creditors and that the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceedings therefor may be brought.

     (e) The audited balance sheet of the Borrower as of December 31, 1994, and the related statements of the Borrower setting forth the results of operations and cash flows of the Borrower for the fiscal year then ended, and the unaudited balance sheet of the Borrower as of June 30, 1995, and the related statements of the Borrower setting forth the results of operations and cash flows of the Borrower for the fiscal quarter then ended, copies of which have been furnished to each Bank, fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower at and for the periods ended on such dates, and have been prepared in accordance with generally accepted accounting principles consistently applied. Except as reflected in such financial statements and in the Disclosure Documents, the Borrower has no material non-contingent liabili-ties, and all contingent liabilities have been appropriately reserved. The financial projections contained in the Information Memorandum were prepared in good faith and on the basis of reasonable assumptions, and, as of the date of this Agreement, nothing has come to the attention of the Borrower's senior management to indicate that such assumptions are no longer reasonable. Since December 31, 1994, there has been no material adverse change in the Borrower's financial condition, operations, properties or prospects, except as disclosed in the Disclosure Documents.

     (f) Except as set forth in the Disclosure Documents, there is no pending or known threatened action or proceeding (including, without limita-tion, any action or proceeding relating to any environmental protection laws or regulations) affecting the Borrower or its properties before any court, governmental agency or arbitrator, which may: (i) purport to affect the legality, validity or enforceability of the Existing Notes, any Loan Document or any Significant Contract or (ii) materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole.

     (g) The Borrower has title to its assets sufficient for the operation of its business, subject only to Permitted Liens. All insurance required by
Section 7.01(c) hereof is in full force and effect.

     (h) No ERISA Plan Termination Event has occurred nor is reasonably expected to occur with respect to any ERISA Plan which would materially adversely affect the financial condition, properties, prospects or operations of the Borrower, except as disclosed to and consented by the Majority Lenders in writing. Since the date of the most recent Schedule B (Actuarial Informa-tion) to the Annual Report of the Borrower (Form 5500 Series), if any, there has been no material adverse change in the funding status of the ERISA Plans referred to therein and no "prohibited transaction" (other than such as may be exempted under Section 408 of ERISA and applicable regulations thereunder) has occurred with respect thereto, except as described in the Disclosure Documents. Neither the Borrower nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any ERISA Multiemployer Plan, except as disclosed to and consented by the Majority Lenders in writing.

     (i) The Borrower has filed all tax returns (federal, state and local) required to be filed and paid taxes shown thereon to be due, including interest and penalties, or, to the extent the Borrower is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves in accordance with generally accepted accounting principles for payment thereof.

     (j) No exhibit, schedule, report or other written information provided by the Borrower or its agents to the Lenders in connection with the negotia-tion, execution and closing of this Agreement (including, without limitation, the Information Memorandum) knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact neces-sary to make the statements contained therein not misleading in light of the circumstances under which they were made.

     (k) No event has occurred and is continuing which constitutes a material default under the Rate Agreement or any Significant Contract.

     (l) All proceeds of the Advances will be irrevocably deposited with the trustee for the Existing Notes for the payment of the redemption price of the Existing Notes, and upon such application (together with such other funds of the Borrower as may be required) the redemption price of all of the Existing Notes will be deemed to have been paid under the terms of the indenture governing the Existing Notes, and the Existing Notes will be deemed "paid" thereunder, on the Funding Date.

     (m) No proceeds of any Advance will be used (i) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or (ii) to buy or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or to extend credit to others for such purpose. The Borrower (i) is not an "investment company" within the meaning ascribed to that term in the Investment Company Act of 1940 and (ii) is not engaged in the business of extending credit for the purpose of buying or carrying margin stock.

     (n) The Borrower is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation any such laws, rules, regulations and orders relating to utilities, zoning, environmental protec-tion, use and disposal of Hazardous Substances, land use, construction and building restrictions, and employee safety and health matters relating to business operations and without limiting the foregoing all "financial protection" and other requirements of the Price-Anderson Act, as amended from time to time and all other laws relating to nuclear plant owners and opera-tors, except to the extent (i) that the Borrower is contesting the same in good faith by appropriate proceedings or (ii) that any such non-compliance, and the enforcement or correction thereof, would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole or (iii) disclosed in the Disclosure Documents.

     (o)  No Default or Event of Default has occurred and is continuing.

     (p) No "Default" or "Event of Default" (as those terms are defined in the First Mortgage Indenture) has occurred and is continuing. As of the date of this Agreement, the aggregate principal amount of all First Mortgage Bonds outstanding is $335,000,000.

ARTICLE VII

COVENANTS OF THE BORROWER

     SECTION 7.01 Affirmative Covenants. So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

     (a) Use of Proceeds. Apply all proceeds of each Advance solely as specified in Section 6.01(l) hereof.

     (b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except to the extent the Borrower is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves for the payment thereof.

     (c) Maintenance of Insurance. Maintain, or cause to be maintained, insurance (including appropriate plans of self-insurance) covering the Borrower and its properties in effect at all times in such amounts and covering such risks as may be required by law and in addition as is usually carried by companies engaged in similar businesses and owning similar properties. Such insurance shall in any event include all "financial protection" required by the Price-Anderson Act, as amended from time to time.

     (d) Preservation of Existence, Etc. Preserve and maintain its corporate existence, material rights (statutory and otherwise) and franchis-es.

     (e) Compliance with Laws, Etc. Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including without limitation any such laws, rules, regulations and orders relating to utilities, zoning, environmental protec-tion, use and disposal of Hazardous Substances, land use, construction and building restrictions, and employee safety and health matters relating to business operations and without limiting the foregoing all "financial protection" and other requirements of the Price-Anderson Act, as amended from time to time and all other laws relating to nuclear plant owners and opera-tors, except to the extent (i) that the Borrower is contesting the same in good faith by appropriate proceedings or (ii) that any such non-compliance, and the enforcement or correction thereof, would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole.

     (f) Inspection Rights. At any time and from time to time upon reasonable notice and subject to reasonable coordination measures agreed upon by the Administrative Agent and the Borrower, permit the Lenders and their respective agents and representatives to examine and make copies of and abstracts from the records and books of account of, and the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with the Borrower and with its officers, directors and accountants.

     (g) Keeping of Books. Keep proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Borrower and the assets and business of the Borrower, in accordance with good accounting practices consistently applied.

     (h) Performance of Related Agreements. Perform and observe all material terms and provisions of each Significant Contract and take all reasonable steps to enforce each Significant Contract substantially in accordance with its terms and to preserve the rights of the Borrower thereun-der; provided, that the foregoing provisions of this Section 7.01(h) shall not preclude the Borrower from any waiver, amendment, modification, consent or termination permitted under Section 7.02(h) hereof.

     (i) Collection of Accounts Receivable. Promptly bill, and diligently pursue collection of, in accordance with customary utility practices, all accounts receivable owing to the Borrower and all other amounts that may from time to time be owing to the Borrower for services rendered or goods sold.

     (j)  Maintenance of Financial Covenants.

     (i) Common Equity Ratio. Maintain at all times a Common Equity Ratio of not less than 0.25:1.00.

     (ii) Interest Coverage Ratio. Maintain at all times during each period indicated in the table below, an Interest Coverage Ratio not less than the ratio specified for such period in such table:

     Period                             Ratio
     Through December 31, 1997     1.35:1.00
     Thereafter                    1.50:1.00

     (k) Maintenance of Properties, Etc. Maintain, develop, and operate in substantial conformity with all laws, material contractual obligations and prudent practices prevailing in the industry, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent such non-conformity would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole.

     (l) Governmental Approvals. Duly obtain on or prior to such date as the same may become legally required, and thereafter maintain in effect at all times, all Governmental Approvals required (i) for the execution, delivery and performance by the Borrower of the Loan Documents, (ii) for the performance by the Borrower of the Significant Contracts and (iii) in connection with the nature of the Borrower's business, except, in the case of clause (iii) only, those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Borrower as a whole.

     SECTION 7.02 Negative Covenants. So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

     (a) Liens, Etc. Create, incur, assume or suffer to exist any lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any kind, or any other type of preferential arrangement the intent or effect of which is to assure a creditor against loss or to prefer one creditor over another creditor (other than any preferential arrangement under the Joint Ownership Agreement with respect to any party thereto) upon or with respect to any of its properties of any character (any of the foregoing being referred to herein as a "Lien") whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement which names the Borrower as debtor, sign any security agreement authorizing any secured party thereunder to file such financing statement, or assign accounts, excluding, however, from the operation of the foregoing restrictions the following, whether now existing or hereafter created or perfected (Permitted Liens):

     (i) Liens for taxes, assessments or governmental charges or levies thereon if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on the Borrower's books.

     (ii) Liens imposed by law (other than ERISA), such as carriers; warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

     (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than ERISA).

     (iv) Utility easements, building restrictions and such other encum-brances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower.

     (v) Liens in existence on the Closing Date none of which materially adversely affects or will affect the ongoing conduct of the Borrower's business and none of which (except as described in clause (vi) below) extends to the Unit Contract.

     (vi) The Lien of the First Mortgage Indenture to the extent of the First Mortgage Bonds outstanding on the Funding Date, together with any other First Mortgage Bonds permitted to be issued hereunder.

     (vii) Attachment, judgment and other similar Liens arising in connection with court proceedings, provided, the execution or other enforce-ment thereof is effectively stayed, the claims secured thereby are being contested at the time in good faith and no Event of Default shall have occurred and be continuing;

     (viii) any rights of the Nuclear Regulatory Commission with respect to Seabrook; and

     (ix) Liens against the interest of some other Person (other than the Borrower) with respect to obligations which have not been assumed or guaran-teed by the Borrower and on which the Borrower does not customarily pay interest charges, existing on Seabrook or other property which the Borrower jointly holds with such other Person (or such Person and others) or upon property in which the Borrower is a tenant in common with such other Person (or such Person and others).

     (b) Debt, Create, incur, assume or suffer to exist any Debt, except for:

     (i)  First Mortgage Bonds presently outstanding;

     (ii) Until the redemption thereof on the Funding Date, Debt in respect of the Existing Notes;

     (iii)     Debt arising under the Loan Documents;

     (iv) Debt in respect of interest rate swaps, caps and similar arrange-ments entered into for purposes of hedging interest rate risk arising under the Loan Documents;

     (v) Debt consisting of maintenance and similar obligations arising under the Joint Ownership Agreement; and

     (vi) other unsecured Debt not to exceed: (A) during the period from the Closing Date through December 31, 1996, $50,000,000 at any time outstanding; and (B) thereafter, $75,000,000 at any time outstanding less, for purposes of this clause (B), the principal amount of any Authorized Replacement First Mortgage Bonds;

and then only to the extent that the creation, incurrence, assumption or existence of such Debt would not result in a violation of Section 7.01(j).

     (c) First Mortgage Bonds. Create or issue, or incur or suffer to exist any Debt in respect of, First Mortgage Bonds, except for:

     (i)  First Mortgage Bonds outstanding on the date hereof; and

     (ii) On or after June 1, 1999, up to $50,000,000 of First Mortgage Bonds issued on or after such date to finance or re-finance the repayment, redemption or other retirement of a like principal amount of First Mortgage Bonds outstanding on the Funding Date (such newly-issued First Mortgage Bonds being herein referred to as "Authorized Replacement First Mortgage Bonds"); provided, however, that at no time shall the aggregate principal amount of Authorized Replacement First Mortgage Bonds then outstanding, together with the aggregate principal amount of Debt outstanding pursuant to Section 7.02(b)(vi)(B), exceed $75,000,000;

and then only to the extent that the creation, issuance, incurrence or existence of such First Mortgage Bonds or Debt in respect of First Mortgage Bonds would not result in a violation of Section 7.01(j).

     (d) Mergers, Etc. Merge with or into or consolidate with or into, or acquire all or substantially all of the assets of, any Person.

     (e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of all or any part of its assets other than dispositions of assets no longer required in the ordinary course of the Borrower's business. Without limitation of the foregoing, the Borrower shall not (i) sell, lease, transfer or otherwise dispose of any of its receivables to any unaffiliated third party, except for collection in the ordinary course of the Borrower's business of delinquent accounts, or (ii) enter into any sale-leaseback transaction.

     (f) Investments in Other Persons. Make any loan or advance to any Person or purchase or otherwise acquire any capital stock, obligations or other securities of, make any capital contribution to, or otherwise invest in, any Person other than Permitted Investments and loans, advances, purchas-es and investments listed on Schedule III hereto.

     (g) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any ERISA Plan so as to result in any material (in the opinion of the Majority Lenders) liability of the Borrower to the PBGC, or (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), other than a Reportable Event not subject to the provi-sion for 30-day notice to the PBGC under applicable regulations, or any other event or condition, which presents a material (in the opinion of the Majority Lenders) risk of such a termination by the PBGC of any ERISA Plan and such a material liability to the Borrower.

     (h)  Significant Contracts.

     (i) Amendments. Amend, modify or supplement or give any consent, acceptance or approval to any amendment, modification or supplement or deviation by any party from the terms of any Significant Contract, except any amendment, modification or supplement to any Significant Contract that would not reduce the rights or entitlements of the Borrower thereunder in any material way or, in the case of the Tax Allocation Agreement, such changes as may be required by applicable law.

     (ii) Termination. Cancel or terminate (or consent to any cancellation or termination of) any Significant Contract prior to the expiration of its stated term.

     (i) Change in Nature of Business. Engage in any material business activity other than the generation and sale of electricity.

     (j)  Ownership in Seabrook and Nuclear Plants.

     (i) acquire, directly or indirectly, any additional ownership interest in Seabrook, or any ownership interest or any additional ownership interest of any kind in any other nuclear-powered electric generating plant, except as the Borrower may be required to acquire pursuant to the terms of the Joint Ownership Agreement, provided, however, that, prior to acquiring any such additional ownership interest in Seabrook, the Borrower shall deliver to the Administrative Agent a written opinion of counsel (in form and substance satisfactory to the Majority Lenders) to the effect that any such additional ownership interest will be included in the "Ownership Share" (as defined in the Unit Contract) and that any payments to the Borrower from PSNH of the type referred to in Section B.(E)(1) and (2) of Exhibit C to the Rate Agreement would reflect the Ownership Share as increased by such additional ownership interest; or

     (ii) amend, modify or supplement, or give any consent, acceptance or approval to any amendment, modification or supplementation to, the Joint Ownership Agreement which would cause (A) the Borrower to acquire any additional ownership interest in Seabrook, except as permitted under clause
(i) above, or (B) increase the obligations of the Borrower thereunder without increasing ratably the obligations of the other parties thereto.

     (k)  Subsidiaries.  Create or suffer to exist any subsidiaries.

     SECTION 7.03 Reporting Obligations. So long as any Note shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing, furnish to the Administrative Agent in sufficient copies for each Lender, the following:

     (i) as soon as possible and in any event within five (5) days after the occurrence of each Event of Default or Unmatured Default continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower setting forth details of such Event of Default or Unmatured Default and the action which the Borrower proposes to take with respect thereto;

     (ii) as soon as available and in any event within fifty (50) days after the end of each of the first three quarters of each fiscal year of the Borrower, (A) if and so long as the Borrower is required to submit to the Securities and Exchange Commission a report on Form 10-Q, a copy of the Borrower's report on Form 10-Q submitted to the Securities and Exchange Commission with respect to such quarter and (B) if the Borrower ceases to be required to submit such report, a balance sheet of the Borrower as of the end of such quarter and statements of income and retained earnings and of cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles, in each such case, delivered together with a certificate of said officer (X) stating that no Event of Default or Unmatured Default has occurred and is continuing or, if an Event of Default or Unmatured Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto and (Y) demonstrating compliance with Section 7.01(j) for and as of the end of such fiscal quarter and compliance with Sections 7.02(b) and (c), as of the dates on which any Debt was created, issued, incurred or assumed (using the Borrower's most recent annual actuarial determinations in the computation of Debt referred to in clause (ix) in the definition of "Debt") during such quarter and as of the end of such fiscal quarter, such demonstration to be in a schedule (in form satisfactory to the Majority Lenders) which sets forth the computations used by the Borrower in determining such compliance;

     (iii) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, (A) if and so long as the Borrower is required to submit to the Securities and Exchange Commission a report on Form 10-K, a copy of the Borrower's report on Form 10-K submitted to the Securities and Exchange Commission with respect to such year and (B) in any case, a copy of the annual report for such year for the Borrower including therein an audited balance sheet of the Borrower as of the end of such fiscal year and audited statements of income and retained earnings and of cash flows of the Borrower for such fiscal year, in each case certified by a nationally-recognized independent public accountant and delivered with a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer
(X) stating that no Event of Default or Unmatured Default has occurred and is continuing, or if an Event of Default or Unmatured Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto and (Y) demonstrating compli-ance with Section 7.01(j) for and as of the end of such fiscal year and compliance with Sections 7.02(b) and (c) as of the dates on which any Debt was created, issued, incurred or assumed (using the Borrower's most recent annual actuarial determinations in the computation of Debt referred to in clause (viii) of the definition of "Debt") during the last fiscal quarter of such fiscal year and as of the end of such fiscal year, such demonstration to be in a schedule (in form satisfactory to the Majority Lenders) which sets forth the computations used by the Borrower in determining such compliance;

     (iv) as soon as available and in any event within 60 days prior to March 31 of each fiscal year, a copy of an operating budget/forecast of operations of the Borrower as approved by the Board of Directors of the Borrower in form satisfactory to the Lenders for the next fiscal year of the Borrower, together with a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower stating that such budget/forecast was prepared in good faith and on reasonable assumptions;

     (v) as soon as possible and in any event (A) within 30 days after the Borrower knows or has reason to know that any ERISA Plan Termination Event described in clause (i) of the definition of ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred and
(B) within 10 days after the Borrower knows or has reason to know that any other ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower describing such ERISA Plan Termination Event and the action, if any, which the Borrower proposes to take with respect thereto;

     (vi) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any ERISA Plan or ERISA Multiemployer Plan or to have a trustee appointed to administer any ERISA Plan or ERISA Multiemployer Plan;

     (vii) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuar-ial Information) to the Annual Report of the Borrower (Form 5500 Series) with respect to each ERISA Plan (if any) to which the Borrower is a contributing employer;

     (viii) promptly after receipt thereof by the Borrower or any of its ERISA Affiliates from an ERISA Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $10,000,000 pursuant to Section 4202 of ERISA in respect of which the Borrower may be liable;

     (ix) promptly after the Borrower becomes aware of the occurrence thereof, notice of all actions, suits, proceedings or other events (A) of the type described in Section 6.01(f), or (B) which purport to affect the legality, validity or enforceability of any of the Loan Documents or Signifi-cant Contracts;

     (x) promptly after the sending or filing thereof, copies of all such proxy statements, financial statements, and reports which the Borrower sends to its public security holders (if any) or files with, and copies of all regular, periodic and special reports and all registration statements, if any, which the Borrower files with, the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

     (xi) promptly after the sending or filing thereof, copies of all such proxy statements, financial statements, and reports which PSNH sends to its public security holders (if any) or files with, and copies of all regular, periodic and special reports and all registration statements, if any, which PSNH files with, the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

     (xii) promptly after receipt thereof, any assertion of the character described in Section 8.01(i) hereof and the action the Borrower proposes to take with respect thereto;

     (xiii) promptly after knowledge of any material default under any Significant Contract or the Rate Agreement, notice of such default and the action the Borrower proposes to take with respect thereto;

     (xiv) promptly after knowledge of any amendment, modification or other change to any Significant Contract or the Rate Agreement or to any Governmental Approval affecting any Significant Contract or the Rate Agree-ment, notice of such amendment, modification or other change; and

     (xv) promptly after requested, such other information respecting the financial condition, operations, properties, prospects or otherwise, of the Borrower or PSNH as the Administrative Agent or Majority Lenders may from time to time reasonably request in writing.

ARTICLE VIII

DEFAULTS

     SECTION 8.01 Events of Default. The following events shall each constitute an "Event of Default" if the same shall occur and be continuing after the grace period and notice requirement (if any) applicable thereto:

     (a) The Borrower shall fail to pay any principal of any Note when due or shall fail to pay any interest on any Note or any Pre-Funding Exposure Fees or any other amount due hereunder within two days after the same becomes due;

     (b) Any representation or warranty made by the Borrower (or any of its officers or agents) in this Agreement, any other Loan Document, certificate or other writing delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

     (c) The Borrower shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Sections 7.01(a), (d) or
(j), Section 7.02 or Section 7.03(i) hereof; provided, however, that in the case of the Borrower's failure to perform or observe the covenant set forth in Section 7.02(h), no Event of Default or Unmatured Default shall be deemed to have occurred if the Borrower shall have prepaid the entire aggregate principal amount of all Advances then outstanding, together with all unpaid interest and other accrued and unpaid amounts in respect thereof as provided in Section 4.02(c); or

     (d) The Borrower shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in this Agreement or any Loan Document and any such failure shall remain unremedied, after written notice thereof shall have been given to the Borrower by the Adminis-trative Agent or any Lender, for a period of 30 days; or

     (e) The Borrower shall fail to pay any of its Debt when due (including any interest or premium thereon but excluding Debt evidenced by the Notes and excluding other Debt aggregating in no event more than $10,000,000 in principal amount at any one time) whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, specified in any agree-ment or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the Borrower's exercise of a prepayment option) prior to the stated maturity thereof; unless in each such case the obligee under or holder of such Debt or the trustee with respect to such Debt shall have waived in writing such circumstance without consideration having been paid by the Borrower so that such circumstance is no longer continuing; or

     (f) PSNH shall fail to pay any of its Debt when due (including any interest or premium thereon but excluding Debt aggregating less than $10,000,000 in principal amount at any one time) whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepay-ment or as a result of PSNH's exercise of a prepayment option) prior to the stated maturity thereof; unless in each such case the obligee under or holder of such Debt or the trustee with respect to such Debt shall have waived in writing such circumstance without consideration having been paid by PSNH so that such circumstance is no longer continuing; or

     (g) The Borrower or PSNH shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or PSNH seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganiza-tion or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Borrower or PSNH, as the case may be, the Borrower or PSNH, as the case may be, shall consent thereto or such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against the Borrower or PSNH, as the case may be, or the appoint-ment of a receiver, trustee, custodian or other similar official for the Borrower or PSNH, as the case may be, or any of their respective properties) shall occur; or the Borrower or PSNH shall take any corporate or other action to authorize any of the actions set forth above in this subsection (g); or

     (h) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or its properties, or any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against PSNH or its properties, and, in either case, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or (ii) there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (i) Any material provision of any Loan Document, the Rate Agreement or any Significant Contract shall for any reason other than the express terms thereof or the exercise of any right or option expressly contained therein cease to be valid and binding on any party thereto except as otherwise expressly permitted by the exception contained in Section 7.02(h)(i) hereof; or any party thereto other than the Lenders shall so assert in writing, provided that in the case of any party other than the Borrower making such assertion in respect of any Significant Contract (or PSNH in the case of the Rate Agreement), such assertion shall not in and of itself constitute an Event of Default hereunder until (i) such asserting party shall cease to perform under and in compliance with the Rate Agreement or such Significant Contract, (ii) the Borrower (or PSNH, in the case of the Rate Agreement) shall fail to diligently prosecute, by appropriate action or proceedings, a rescission of such assertion or a binding determination as to the merits thereof or (iii) such a binding determination shall have been made in favor of such asserting party's position; or

     (j) The Borrower shall not have in full force and effect any or all insurance required under Section 7.01(c) hereof or there shall be incurred any uninsured damage, loss or destruction of or to the Borrower's properties in an amount not covered by insurance (including fully-funded self-insurance programs) which the Majority Lenders consider to be material; or

     (k) A default by the Borrower shall have occurred under the Unit Contract and shall not have been effectively cured within the time period specified therein for such cure (or, if no such time period is specified therein, 10 days); or a default by any party shall have occurred under any Significant Contract or by PSNH shall have occurred under the Rate Agreement and, in either such case, such default shall not have been effectively cured within 30 days after notice from the Administrative Agent to the Borrower stating that, in the opinion of the Majority Lenders, such default may have a material adverse effect upon the financial condition, operations, properties or prospects of the Borrower as a whole; or

     (l) Any Governmental Approval (whether federal, state or local) required to give effect to the Unit Contract or the Rate Agreement (includ-ing, without limitation, Chapter 362-C of the New Hampshire Revised Statutes and the enabling order of The New Hampshire Public Utilities Commission issued pursuant thereto) shall be amended, modified or supplemented, or any other regulatory or legislative action or change (whether federal, state or local) having the effect, directly or indirectly, of modifying the benefits or entitlements of the Borrower under the Unit Contract or of PSNH under the Rate Agreement shall occur, and in any such case such amendment, modifica-tion, supplement, action or change may have, in the opinion of the Majority Lenders, a material adverse effect upon the financial condition, operations, properties or prospects of the Borrower as a whole; or

     (m) NU shall cease to own all of the outstanding common stock of the Borrower and PSNH, in each case free and clear of any Liens.

     SECTION 8.02 Remedies Upon Events of Default. Upon the occurrence and during the continuance of any Event of Default, then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, upon notice to the Borrower (i) declare the Commitments and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitments and the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

     SECTION 9.01 Authorization and Action. Each Lender hereby (i) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (ii) agrees that the Arrang-ers, in their capacities as such, shall have no duties or obligations hereunder. As to any matters not expressly provided for by any Loan Document (including, without limitation, enforcement or collection thereof), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to deliver promptly to each Lender notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     SECTION 9.02 Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts a Lender Assignment entered into by the Lender which is the payee of such Note, as assignor, and an assignee, as provided in Section 10.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be (nor shall any Arranger be) responsible to any Lender for the Information Memorandum or any other statements, warranties or representations made in or in connection with any Loan Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower to be performed or observed, or to inspect any property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execu-tion, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document, Significant Contract or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 9.03 First Chicago, Barclays, Bank of Boston and Union and Affiliates. With respect to its Commitment and the Note issued to it, each of First Chicago, Barclays, Bank of Boston and Union shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent or an Arranger, as the case may be, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include First Chicago, Barclays, Bank of Boston and Union, each in its individual capacity. First Chicago, Barclays, Bank of Boston and Union and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if First Chicago, Barclays, Bank of Boston and Union were not the Administrative Agent or an Arranger, and without any duty to account therefor to the Lenders.

     SECTION 9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the Information Memorandum and other financial information referred to in Section 6.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Co-Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 9.05 Indemnification. The Lenders agree to indemnify the Arrangers and the Administrative Agent, in their respective capacities as such and to the extent not reimbursed by the Borrower, ratably according to the respective principal amounts of the Notes then held by each such Lender (or if no Notes are at the time outstanding or if any Notes are held by Persons which are not Lenders, ratably according to the respective Commit-ments of the Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Arrangers or the Administrative Agent in their respective capacities as such in any way relating to or arising out of this Agreement or any action taken or omitted by the Arrangers or the Administrative Agent in their respective capacities as such under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Arrangers or the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administra-tive Agent and the Arrangers promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Adminis-trative Agent and the Arrangers in connection with the preparation, execu-tion, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement to the extent that the Administrative Agent and the Arrangers are entitled to reimbursement for such expenses pursuant to Section 10.04 but are not reimbursed for such expenses by the Borrower.

     SECTION 9.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, with any such resignation to become effective only upon the appointment of a successor Administrative Agent pursuant to this Section
9.06. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, which shall be an Arranger (unless each Arranger shall decline such appointment, in which case such successor Administrative Agent shall be a Lender or another commercial bank or trust company reasonably acceptable to the Borrower organized or licensed under the laws of the United States, or of any State thereof). If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be an Arranger (unless each Arranger shall decline such appointment, in which case such successor Administrative Agent shall be a Lender or shall be another commercial bank or trust company organized or licensed under the laws of the United States or of any State thereof reasonably acceptable to the Borrower). In addition to the foregoing right of the Administrative Agent to resign, the Majority Lenders may remove the Administrative Agent at any time, with or without cause, concurrently with the appointment by the Majority Lenders of an Arranger as the successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and the execution and delivery by the Borrower and the successor Administrative Agent of an agreement relating to the fees to be paid to the successor Administra-tive Agent under Section 2.02(c) hereof in connection with its acting as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileg-es and duties of the retiring Administrative Agent, and the retiring Adminis-trative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE X

MISCELLANEOUS

     SECTION 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive, modify or eliminate any of the conditions specified in
Article V (other than Section 5.02(c)(i), (b) increase the Commitments of the Lenders that may be maintained hereunder or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes, any Applicable Margin or any fees or other amounts payable hereunder,
(d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder (other than fees payable to the Administrative Agent pursuant to Section 2.02(c) hereof), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (f) amend this Agreement or any Note in a manner intended to prefer one or more Lenders over any other Lender or (g) amend this Section 10.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

     SECTION 10.02 Notices, Etc. All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, (i) if to the Borrow-er, at its address at 1000 Elm Street, P.O. Box 330, Manchester, New Hamp-shire 03105 (telecopy no. 603.669.2438), Attention: Treasurer, with a copy to NUSCO at its address at 107 Selden Street, Berlin, Connecticut 06037 (telecopy no. 203.665.5457), Attention: Assistant Treasurer; (ii) if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; (iii) if to any Lender other than a Bank, at its Domestic Lending Office specified in the Lender Assignment pursuant to which it became a Lender; and (iv) if to the Administrative Agent, at its address at One First National Plaza, Suite 0363, Chicago, Illinois 60670, Attention: Electric, Gas and Telecommunications Department; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, tele-graphed, telexed, telecopied or cabled, be effective five days after when deposited in the mails, or when delivered to the telegraph company, confirmed by telex answerback, telecopied or delivered to the cable company, respec-tively, except that notices and communications to the Administrative Agent pursuant to Article II, III, IV or IX shall not be effective until received by the Administrative Agent.

     SECTION 10.03 No Waiver of Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 10.04 Costs, Expenses and Indemnification. (a) The Borrower agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of (i) the Administrative Agent and each Arranger in connection with the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Loan Documents, and any proposed modification, amendment, or consent relating thereto; and (ii) the Administrative Agent, each Arranger and each Lender in connection with the enforcement (whether through negotiations, legal proceed-ings or otherwise) of this Agreement or the Notes.

     (b) The Borrower hereby agrees to indemnify and hold each Lender, each Arranger, the Administrative Agent and their respective officers, directors, employees, professional advisors and affiliates (each, an "Indemnified Person") harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or investigation or is otherwise subjected to judicial or legal process arising from any such proceeding or investigation) which any of them may incur or which may be claimed against any of them by any person or entity (except to the extent such claims, damages, losses, liabilities, costs or expenses arise from the gross negligence or willful misconduct of the Indemnified Person):

     (i) by reason of or in connection with the execution, delivery or performance of any of the Loan Documents or any transaction contemplated thereby, or the use by the Borrower of the proceeds of any Advance;

     (ii) in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place; or

     (iii) in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any of the Loan Documents.

     (c) The Borrower's obligations under this Section 10.04 shall survive the assignment by any Lender pursuant to Section 10.07 and shall survive as well the repayment of all amounts owing to the Lenders, the Arrangers and the Administrative Agent under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 10.04 are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

     SECTION 10.05 Right of Set-off. (a) Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

     (b) The Borrower agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Lenders hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Borrower's rights to any independent claim that the Borrower may have against the Administrative Agent or any Lender, but no Lender shall be liable for the conduct of the Administrative Agent or any other Lender, and the Administra-tive Agent shall not be liable for the conduct of any Lender.

     SECTION 10.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     SECTION 10.07 Assignments and Participation. (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement, the Notes and the Security Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it) with the prior written consent of the Borrower to the extent the assignee thereunder is not then a Lender or an Affiliate of a Lender (which consent shall not be unreasonably withheld); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement, (ii) to the extent the assignee thereunder is not then a Lender or an Affiliate of a Lender, the amount of the Commitment or Note(s) to be held by such assignee (after giving effect to such assignment and any other assignments being made concurrently therewith to the same assignee by one or more other Lenders) shall in no event be less than $5,000,000, unless such assignment is of the entire amount of the assigning Lender's Commitment, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Lender Assignment, together with any Note or Notes subject to such assignment and a processing and recordation fee of $2,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Lender Assignment, which effective date shall be at least five Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Lender Assignment, have the rights and obligations of a Lender hereunder and
(y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it to an assignee pursuant to such Lender Assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Lender Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided, however, if an Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared all Advances to be immediately due and payable hereunder a Lender may assign all or a portion of its rights and obligations without the prior written consent of the Borrower but otherwise in accordance with this Section.

     (b) By executing and delivering a Lender Assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Lender Assignment, such assigning Lender makes no represen-tation or warranty and assumes no responsibility with respect to any state-ments, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representa-tion or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 6.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Lender Assignment; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Arrangers, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Notes; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the Notes are required to be performed by it as a Lender.

     (c) The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Lender Assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of a Lender Assignment executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment and any consent required by Section 10.07(a), the Administrative Agent shall, if such Lender Assignment has been completed and is in substan-tially the form of Exhibit 10.07 hereto, (i) accept such Lender Assignment,
(ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Lender Assignment and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Lender Assignment and shall otherwise be in substantially the form of Exhibit 1.01A hereto.

     (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) unless the Borrower shall have previously consented to the sale of such participation, the holder of any such participation, other than an Affiliate of such Lender, shall not be entitled to require such Lender to take or omit to take any action hereunder, except action (A) extending the time for payment of interest on, or the maturity of the principal amount of, the Notes or (B) reducing the principal amount of or the rate or amount of interest payable on the Notes.

     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree, in accordance with the terms of Section 10.08, to preserve the confidentiality of any Confidential Information received by it from such Lender.

     (g) If any Lender shall have delivered a notice to the Administrative Agent described in Section 4.03 (a), (b), (c) or (f) hereof, or shall become a non-performing Lender under Section 3.01(c) hereof, and if and so long as such Lender shall not have withdrawn such notice or corrected such non-performance in accordance with Section 3.01(c), the Borrower or the Adminis-trative Agent may demand that such Lender assign in accordance with Section
10.07 hereof, to one or more assignees designated by either the Borrower or the Administrative Agent (and reasonably acceptable to the other), all (but not less than all) of such Lender's Commitment, Advances, participation and other rights and obligations hereunder; provided that any such demand by the Borrower during the continuance of an Event of Default or an Unmatured Default shall be ineffective without the consent of the Majority Lenders.
If, within 30 days following any such demand by the Administrative Agent or the Borrower, any such assignee so designated shall fail to tender such assignment on terms reasonably satisfactory to the Lender, or the Borrower and the Administrative Agent shall have failed to designate any such assign-ee, then such demand by the Borrower or the Administrative Agent shall become ineffective, it being understood for purposes of this provision that such assignment shall be conclusively deemed to be on terms reasonably satisfacto-ry to such Lender, and such Lender shall be compelled to tender such assign-ment forthwith, if such assignee (1) shall agree to such assignment in substantially the form of the Lender Assignment and (2) shall tender payment to such Lender in an amount equal to the full outstanding dollar amount accrued in favor of such Lender hereunder (as computed in accordance with the records of the Administrative Agent.)

     (h) Anything in this Section 10.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Commitment and the Advances owing to it to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

     SECTION 10.08 Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Borrower has furnished and will from time to time furnish to the Administrative Agent and the Lenders (each, a "Recipient") written information which is identified to the Recipient when delivered as confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Borrower, being hereinafter referred to as "Confidential Information"). The Recipient will not knowingly disclose any such Confiden-tial Information to any third party (other than to those persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Borrower may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with prospective participants in or assignees of the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such prospective participant's entering into an understanding as to confidentiality similar to this provi-sion. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient's records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process or
(iii) otherwise, as required by law; in the event of any required disclosure under clause (ii) or (iii), above, the Recipient agrees to use reasonable efforts to inform the Borrower as promptly as practicable.

     SECTION 10.09 Waiver of Jury Trial. The Borrower, the Administrative Agent, and the Lenders each hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other Loan Document, or any other instrument or document delivered hereunder or thereunder.

     SECTION 10.10 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower, the Lenders and the Administrative Agent each (i) irrevocably submits to the jurisdiction of any New York State Court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

     SECTION 10.11 Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be con-strued to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

     SECTION 10.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NORTH ATLANTIC ENERGY CORPORATION




By
   /s/David R. McHale
     Assistant Treasurer


THE FIRST NATIONAL BANK OF CHICAGO,
 as Administrative Agent, as Arranger and as Bank




By
   /s/ Kenneth J. Barn
       Authorized Agent


BARCLAYS BANK PLC,
 as Arranger and as Bank




By
   /s/ Sydney G. Dennis
       Associate Director


THE FIRST NATIONAL BANK OF BOSTON,
 as Arranger and as Bank




By
   /s/ Richard A. Low
       Division Executive


UNION BANK, as Arranger and as Bank




By
   /s/ John M. Edmonston
       Vice President


LTCB Trust Company, as Bank




By
   /s/ John J. Sullivan
       Executive Vice President


CREDIT LYONNAIS, as Bank

CREDIT LYONNAIS, NEW YORK BRANCH




By
   /s/ R. J. Ivosevich
       Senior Vice President


CREDIT LYONNAIS, CAYMAN ISLAND BRANCH




By
   /s/ R. J. Ivosevich
       Senior Vice President


FLEET BANK, N.A., as Bank




By
   /s/ Suresh V. Chivukula
       Vice President

SCHEDULE I

NORTH ATLANTIC ENERGY COMPANY
U.S. $225,000,000 TERM CREDIT AGREEMENT

APPLICABLE LENDING OFFICES

                                             Eurodollar
Name of Bank        Domestic Lending Office  Lending Office

Barclays Bank PLC   75 Wall Street           Nassau Branch
                    New York, NY 10265       c/o Barclays Bank
                    Attn: Customer Service   75 Wall Street
                    Team I                   New York, NY 10265
                                             Attn: Customer Service
                                             Team 1
                                             Telephone: 212-412-5028
                                             Telecopy: 212-412-5002

     with a copy to:

                    222 Broadway, 12th Floor Same as Domestic Lending
                    New York, NY 10038       Office
                    Attn: Customer Service
                    Team 1
                    Telephone: 212-412-5028
                    Telecopy: 212-412-5002

Credit Lyonnais,    Credit Lyonnais, Cayman  Credit Lyonnais, Cayman
New York Branch                Island Branch  Island Branch
                    c/o Credit Lyonnais,     c/o Credit Lyonnais, New
                    New York Branch           York Branch
                    1301 Avenue of the Americas  1301 Avenue of the Americas
                    18th Floor               18th Floor
                    New York, NY 10019       New York, NY 10019
                    Attention: Robert Wiezcorek Attention: Robert Wiezcorek
                    Telephone: 212-261-7320  Telephone: 212-261-7320
                    Telecopy: 212-459-3179   Telecopy: 212-459-3179

                    with a copy to:               with a copy to:

                    Credit Lyonnais-Boston Office Credit Lyonnais-Boston
                    53 State Street                Office
                    Boston, MA 02109              53 State Street
                    Attention: Lisa Leahy         Boston, MA 02109
                    Telephone: 617-723-2615       Attention: Lisa Leahy
                    Telecopy: 617-723-4803        Telephone: 617-723-2615
                                                  Telecopy: 617-723-4803

The First Nat'l     Commercial Loan Services      Same as Domestic Lending
 Bank of Boston     100 Federal Street 01-08-02    Office
                    Boston, MA 02110
                    Attn: Debora Williams
                    Telephone: 617-434-9623
                    Telecopy: 617-434-9820

                    with a copy to:               with a copy to:

                    100 Federal Street 01-08-02   100 Federal Street 01-08-02
                    Boston, MA 02110              Boston, MA 02110
                    Attn: Michelle Appleby        Attn: Michelle Appleby
                    Telephone: 617-434-6477       Telephone: 617-434-6477
                    Telecopy: 617-434-3652        Telecopy: 617-434-3652

The First Nat'l     One First National Plaza      Same as Domestic Lending
 Bank of Chicago    Suite 0636/1-10               Office
                    Chicago, IL 60670
                    Attn: Lynn Pozsgay
                    Telephone: 312-732-8705
                    Telecopy: 312-732-4840

Fleet Bank, N.A.    One Constitution Plaza (CTHM  Same as Domestic Lending
                    M03G)                         Office
                    Hartford, CT 06115
                    Attn: Suresh V. Chivukula
                    Telephone: 860-244-6038
                    Telecopy: 860-244-5391

LTCB Trust          165 Broadway                  Same as Domestic Lending
 Company            New York, NY 10006             Office
                    Attn: Winston Brown
                    Telephone: 212-608-3081
                    Telecopy: 212-608-3081

Union Bank          445 S. Figueroa Street        Same as Domestic Lending
                    15th Floor                    Office
                    Los Angeles, CA 90071
                    Attn: David Musicant
                    Telephone: 213-236-5023
                    Telecopy: 213-236-4096
SCHEDULE II

GOVERNMENTAL APPROVALS



1. Order No. 21,839 of the New Hampshire Public Utilities Commission, dated September 27, 1995

SCHEDULE III

INVESTMENTS


None

SCHEDULE IV

COMMITMENTS


     Bank                               Commitment

The First National Bank of Chicago      $42,500,000

Barclays Bank PLC                       $42,500,000

The First National Bank of Boston       $42,500,000

Union Bank                              $42,500,000

Fleet Bank, N.A.                        $20,000,000

Credit Lyonnais, New York Branch        $20,000,000

LTCB Trust Company                      $15,000,000

EXHIBIT 1.01A


FORM OF NOTE


$[insert amount of Lender's                            New York, New York
Commitment]                                            [November   , 1995]


     FOR VALUE RECEIVED, the undersigned, NORTH ATLANTIC ENERGY CORPORATION, a corporation organized under the laws of the State of New Hampshire, (the "Borrower"), hereby promises to pay to the order of

(the "Lender"), at the office of The First National Bank of Chicago, One First National Plaza, Chicago, Illinois 60670, on the Termination Date (as defined in the Credit Agreement referred to below), the principal sum of [AMOUNT OF COMMITMENT IN FIGURES] or, if less, the aggregate principal amount of all Advances (as defined in such Credit Agreement) made by the Lender to the Borrower outstanding on such Termination Date, in lawful money of the United States of America in immediately available funds, and to pay interest on such principal amount from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as determined pursuant to such Credit Agreement. The Borrower further promises to pay additional interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

     The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

     All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a party hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

     This Note is one of the Notes referred to in that certain Term Credit Agreement, dated as of November 9, 1995, among the Borrower, the Lenders and Arrangers referred to therein and the First National Bank of Chicago, as Administrative Agent thereunder (such Term Credit Agreement, as the same may be amended, modified or supplemented from time to time, being herein referred to as the "Credit Agreement") and is entitled to the benefits thereof. The Credit Agreement, among other things, contains provisions for the accelera-tion of the maturity hereof upon the happening of certain events, for prepayment (including mandatory prepayment) of the principal hereof prior to the maturity hereof and for the amendment or waiver of the Credit Agreement or the provisions thereof, all upon the terms and conditions therein speci-fied. This Note shall be construed in accordance with and governed by the laws of the State of New York and any applicable laws of the United States of America.

NORTH ATLANTIC ENERGY CORPORATION




By
   Title:

GRID NOTE SCHEDULE

COMPANY NAME:  NORTH ATLANTIC ENERGY CORPORATION


DATE OF
ADVANCE/
CONVERSION  AMOUNT OF  INTEREST INTEREST NUMBER  INTEREST  DATE  AMOUNT NOTED
DATE        PRINCIPAL  RATE     PERIOD   OF DAYS DUE       PAID  PAID    BY

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------


EXHIBIT 3.01A



FORM OF NOTICE OF BORROWING


[Date]1


The First National Bank of Chicago,
as Administrative Agent for the
Lenders referred to below,
One First National Plaza
Chicago, Illinois 60670

Attention:


Ladies and Gentlemen:

     The undersigned, NORTH ATLANTIC ENERGY CORPORATION (the "Borrower"), refers to the Term Credit Agreement, dated as of November 9, 1995, among the Borrower, the Lenders and Arrangers referred to therein and the First National Bank of Chicago, as Administrative Agent thereunder (the "Credit Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     Pursuant to Section 3.01 of the Credit Agreement, the Borrower hereby notifies you of the Funding Date and requests an initial Borrowing under the Credit Agreement. In that connection, the Borrower has hereinbelow specified the Funding Date and set forth the terms on which such Borrowing is requested to be made:

(A)  Funding Date and Date of initial Borrowing
     (which is a Business Day)                    ---------------------


(B)  Principal Amount of Borrowing2               ---------------------

(C)  Interest rate basis3                         ---------------------

(D)  Initial Interest Period and the last
     day thereof4                                 ---------------------

1 Not later than 10:00 A.M. (New York City time) three Business days before the specified Funding Date.

2 Not less than $10,000,00 and in integral multiples of 1,000,000 in excess thereof (in the case of Eurodollar Rate Borrowings).

3 Eurodollar Advance or Base Rate Advance.

4 Which shall be subject to the definition of "Interest Period".

     The undersigned hereby represents, warrants and certifies that (i) the Closing Date has occurred, (ii) the Funding Date specified above is not more than 35 days following the Closing Date and will occur on or before December 31, 1995 and (iii) all other conditions precedent specified in Section 5.02 of the Credit Agreement have been or will be satisfied on such Funding Date.

Very truly yours,

NORTH ATLANTIC ENERGY CORPORATION



By
   Title:

EXHIBIT 3.02A



FORM OF NOTICE OF CONVERSION


[Date]1


The First National Bank of Chicago,
as Administrative Agent for the
Lenders referred to below,
One First National Plaza
Chicago, Illinois 60670

Attention:


Ladies and Gentlemen:

     The undersigned, NORTH ATLANTIC ENERGY CORPORATION (the "Borrower"), refers to the Term Credit Agreement, dated as of November 9, 1995, among the Borrower, the Lenders and Arrangers referred to therein and the First National Bank of Chicago, as Administrative Agent thereunder (the "Credit Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     Pursuant to Section 3.02 of the Credit Agreement, the Borrower hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the "Proposed Conversion") as required by Section 3.02(a) of the Revolving Credit Agree-ment.

(i)  The Business Day of the Proposed
     Conversion is:                          , 19    .

(ii) Type of, and Interest Period
     applicable to, the Advances
     (or portions thereof) proposed
     to be Converted:                                  .

(iii)     Type of Advance to which
     such Advances (or portions
     thereof) are proposed to
     be Converted:                                     .

(iv) Except in the case of a Conversion
     to Base Rate Advances, initial
     Interest Period to be applicable
     to the Advances resulting
     from such Conversion:                             .

(v)  The aggregate amount of Advances
     (or portions thereof) proposed to
     be Converted:                           $          .


     The undersigned hereby certifies that on the date hereof, and on the date of the Proposed Conversion, no event has occurred and is continuing, or would result from such Proposed Conversion, which constitutes an Event of Default.

Very truly yours,

NORTH ATLANTIC ENERGY CORPORATION




By
   Title:



1 Not later than 10:00 A.M. three Business Days prior to date of the proposed Conversion.

EXHIBIT 10.07A



LENDER ASSIGNMENT

Dated                        ,


     Reference is made to that certain Term Credit Agreement, dated as of November 9, 1995, among NORTH ATLANTIC ENERGY CORPORATION (the "Borrower"), the Lenders and Arrangers referred to therein and the First National Bank of Chicago, as Administrative Agent thereunder (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agree-ment.

     Pursuant to the Credit Agreement,   (the "Assignor") has committed to
make advances ("Advances") to the Borrower, which Advances are evidenced by a promissory note (the "Note") issued by the Borrower to the Assignor.

     The Assignor and              (the Assignee) agree as follows:

     1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor, a portion of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below) which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations of the Lenders under the Credit Agreement (the "Assigned Interest"), including, without limitation, such percentage interest in the Commitment as in effect on the Effective Date, the Advances outstanding on the Effective Date and the Notes. After giving effect to such sale and assignment, the Assignee's Commitment will be as set forth in Section 2 of Schedule 1. The effective date of this sale and assignment shall be the date specified on Schedule 1 hereto (the "Effective Date").

     2. On the Effective Date, the Assignee will pay to the Assignor, in same day funds, at such address and account as the Assignor shall advise the Assignee, the principal amount of the Advances outstanding under the Credit Agreement which are being assigned hereunder, and the sale and assignment contemplated hereby shall thereupon become effective. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Credit Agreement and the Note to the extent of the Assigned Interest, including without limitation (i) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of principal, interest, fees, indemnities in respect of claims arising after the Effective Date (subject to Section 10.04 of the Credit Agreement), increased costs, additional amounts or otherwise; (ii) the right to vote and to instruct the Administrative Agent under the Credit Agreement based on the Assigned Interest; (iii) the right to set-off and to appropriate and apply deposits of the Borrower as set forth in the Credit Agreement; and (iv) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Borrow-er, the Administrative Agent or otherwise) in the same funds in which such amount is received by the Assignor.

     3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the Notes or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Notes or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement, the Notes or any other instrument or document furnished pursuant thereto; and (iv) attaches its Note and requests that the Administrative Agent obtain new Note[s] from the Borrower in accordance with the terms of subsection 10.07(d) of the Credit Agreement.

     4. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 6.01(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Assignment; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Arrangers, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the Notes; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the Notes as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Notes are required to be performed by it as a Lender; (v) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof; (vi) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respects to all payments to be made to the Assignee under the Credit Agreement (and the Notes) or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty; and (vii) confirms that it has paid the processing and recordation fee referred to in subsection 10.07(a)(iii) of the Credit Agreement.

     5. Following the execution of this Lender Assignment, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. Upon such acceptance and recording and receipt of any consent of the Borrower required pursuant to subsection 10.07(a), as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Lender Assignment, have the rights and obligations of a Lender thereunder and under the Notes and (ii) the Assignor shall, to the extent provided in this Lender Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the Notes.

     6. Upon such acceptance, recording and consent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

     7. This Lender Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Lender Assign-ment to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

Schedule 1
to
Lender Assignment
Dated                       ,



Section 1.

          Total Credit Agreement Commitments:     $
          Percentage Interest:1                           %
          Amount of Assigned Share:               $


Section 2.

     Assignee's Commitment:                       $


Section 3.

     Effective Date:2                                    ,


[NAME OF ASSIGNOR]




By
   Title:


[NAME OF ASSIGNEE]




By
   Title:

1 Specify percentage to no more than 8 decimal points.

2 See Section 10.07(a). Such date shall be at least 5 Business Days after the execution of this Lender Assignment.

Domestic Lending Office (and
address for notices):
  [Address]


Eurodollar Lending Office:
  [Address]


Consented to this    day
of             ,


NORTH ATLANTIC ENERGY CORPORATION

By
   Title:

Accepted this   day
of             ,


THE FIRST NATIONAL BANK OF CHICAGO,
   as Administrative Agent


By
   Title: